UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 29, 2014 (July 23, 2014)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

(a) Credit Agreement. On July 23, 2014, QC Holdings, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement with U.S. Bank National Association, as Agent, Sole Bookrunner and Lead Arranger, and the lenders that are parties thereto (collectively, the “Lenders”), which provides for a revolving line of credit (including provisions permitting the issuance of letters of credit and swingline loans) in the aggregate principal amount of up to $20 million. As of the closing date, the Company had approximately $8.5 million borrowed under the revolving line of credit provided by the amended credit agreement (which includes the balance of a term loan and revolving credit amount outstanding under the prior credit agreement).

The amended credit agreement contains financial covenants related to a minimum fixed charge coverage ratio, a maximum senior leverage ratio, and a minimum liquidity (expressed as consolidated current assets to total consolidated debt). The obligations of the Company under the amended credit agreement are guaranteed by all the operating subsidiaries of the Company (other than foreign subsidiaries), and are secured by liens on substantially all of the personal property of the Company and its operating subsidiaries. The Company has pledged 65% of the stock of its two Canadian subsidiary holding companies to secure the obligations of the Company under the amended credit agreement. The Lenders may accelerate the obligations of the Company under the amended credit agreement if there is a change in control of the Company, including an acquisition of 25% or more of the equity securities of the Company by any person or group. The credit facility matures on July 23, 2016.

(b) Extension of Maturity of Senior Subordinated Notes. Under the prior credit agreement, the Lenders required that the Company issue $3.0 million of senior subordinated notes, which were issued on September 30, 2011, to Don Early, the Chairman of the Board and largest stockholder of the Company, and another stockholder of the Company, who is not an officer or director of the Company. The subordinated notes are subordinated to the obligations of the Company under the prior and amended credit agreements and were scheduled to mature on September 30, 2015, one year after the prior credit agreement matured. As a condition to entering into the amended credit agreement, the Lenders required that the maturity of the subordinated notes be extended. The Company and the holders of the subordinated notes entered into an amendment to the subordinated notes to extend the maturity of the outstanding notes and any pay-in-kind (PIK) notes hereafter issued in accordance with the terms of the notes, to September 30, 2016. No other terms of the subordinated notes were amended.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

As discussed above, on July 23, 2014, the Company amended the maturity of the senior subordinated notes held by its Chairman of the Board and largest stockholder of the Company and by another stockholder who is not an officer or director of the Company. In conjunction with the amendment of the maturity of the subordinated notes, the Audit Committee of the Board of Directors waived any conflict of interest under the Company’s Code of Ethics arising out of that amendment. Mr. Early and Mary Lou Early, the Vice Chairman of the Board, abstained from any vote of the Board of Directors relating to the approval of the terms of the amendment of the subordinated notes.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement dated as of July 23, 2014, among QC Holdings, Inc., U.S. Bank National Association, as Agent and Sole Arranger, and the Lenders that are parties thereto.

10.2	First Amendment to Note Purchase Agreement dated as of July 23, 2014, among QC Holdings, Inc., Don Early and Gregory L. Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: July 29, 2014	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer
(Principal Financial and Accounting Officer)